Exhibit 99.1

PRESS RELEASE	UNIVISION COMMUNICATIONS INC.

Investor Contact:	Media Contact:
Andrew Hobson	Stephanie Pillersdorf/Brooke Morganstein/Shannon Provost
Univision Communications Inc.	Sard Verbinnen & Co
310-556-7690	212-687-8080

UNIVISION COMMUNICATIONS ANNOUNCES COMMENCEMENT

OF CONSENT SOLICITATION

LOS ANGELES, April 23, 2007 – Univision Communications Inc., the leading Spanish-language media company in the U.S., today announced that it is soliciting consents for amendments to the indenture and other applicable documents governing the series of notes specified below to conform to the reporting obligations contained in the company’s Senior Notes Indenture, dated March 29, 2007, governing its 9.75%/10.50% Senior Notes due 2015.

The consents are being solicited from holders of the following series of notes:

•	3.500% Senior Notes due 2007;

•	3.875% Senior Notes due 2008; and

•	7.85% Senior Notes due 2011.

The company is offering a consent fee of $2.50 for each $1,000 in principal amount of notes as to which the holder provides a consent. Approval of the proposed amendments requires the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series. Consents will be solicited from holders of record of each series of notes as of April 23, 2007, the record date.

The consent solicitations will expire at 5:00 p.m., New York City time, on May 2, 2007, unless extended. Holders may deliver their consents to the Tabulation Agent as described in the consent solicitation statement at any time before the expiration date.

The company has retained Credit Suisse Securities (USA) LLC to serve as Solicitation Agent for the solicitation, and D.F. King & Co., Inc. to serve as the Information and Tabulation Agent. Copies of the consent solicitation statement, consent form and related documents may be obtained at no charge by contacting the Information Agent by telephone at (800) 829-6551 (toll free) or, for banks and brokers, (212) 269-5550 (call collect). Questions regarding the solicitation may be directed to: Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010, Call Collect: (212) 325-7596, Attn: Liability Management Group.

The solicitation presents certain risks for holders who consent, as set forth more fully in the consent solicitation statement. That document contains important information, and holders should read it carefully before making any decision.

Univision Communications Inc.

Univision Communications Inc. is the premier Spanish-language media company in the United States. Its operations include Univision Network, the most-watched Spanish-language broadcast television network in the U.S. reaching 99% of U.S. Hispanic Households; TeleFutura Network, a general-interest Spanish-language broadcast television network, which was launched in 2002 and now reaches 87% of U.S. Hispanic Households; Galavisión, the country’s leading Spanish-language cable network; Univision Television Group, which owns and operates 62 television stations in major U.S. Hispanic markets and Puerto Rico; Univision Radio, the leading Spanish-language radio group which owns and/or operates 69 radio stations in 16 of the top 25 U.S. Hispanic markets and 4 stations in Puerto Rico; Univision Music Group, which includes Univision Records, Fonovisa Records, La Calle Records and Mexico-based Disa Records as well as Fonomusic and America Musical Publishing companies; and Univision Online, the premier Spanish-language Internet destination in the U.S. located at www.univision.com. Univision Communications also has a 50% interest in TuTv, a joint venture formed to broadcast Televisa’s pay television channels in the U.S., and a non-voting 14.9% interest in Entravision Communications Corporation, a public Spanish-language media company. Univision Communications is headquartered in Los Angeles with television network operations in Miami and television and radio stations and sales offices in major cities throughout the United States.

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